UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2009

POWER EFFICIENCY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-31805	22-3337365
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

3960 Howard Hughes Pkwy, Suite 460, Las Vegas, NV		89169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 697-0377

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01.	Other Events

On August 20, 2009, Power Efficiency Corporation, (the “Company”) issued a press release, announcing the Company completed a private placement of $835,000 worth of preferred stock and warrants.  The Company had previously announced the sale of such securities in their quarterly report on Form 10-Q, dated August 14, 2009.

On August 12, 2009, the Company issued and sold 20,875 units, each unit consisting of one share of the Company’s Series C Preferred Stock, par value $.001 per share, and 50 warrants to purchase shares of the Company’s common stock at an exercise price of $0.40 per share, resulting in the sale and issuance of an aggregate of 20,875 shares of Series C Preferred Stock and warrants to purchase, initially, up to 1,043,750 shares of the Company’s common stock, in a private offering for $835,000 in cash.  The securities were issued pursuant to Regulation D of the Securities Act of 1933. All of the purchasers of Units were either officers, directors or pre-existing stockholders of the Company.  Each of these purchasers represented that they were an “accredited investor” as such term is defined in Regulation D of the Securities Act.  All of the investors were either officers, directors or pre-existing stockholders of the Company. The Chairman & CEO, Steven Strasser, as well as the Company’s recently hired Executive Vice President & COO, Scott Johnson, and a director, Ken Dickey, were among the investors.

Each share of Series C Preferred Stock is initially convertible into 100 shares of the Company’s common stock, subject to adjustment under certain circumstances.  The Series C Preferred Stock is convertible at the option of the holder at any time.  The Series C Preferred Stock is also subject to mandatory conversion in the event the average closing price of the Company’s common stock for any ten day period equals or exceeds $1.00 per share, such conversion to be effective on the trading day immediately following such ten day period.  The Series C Preferred Stock has an 8% dividend, payable annually in cash or stock, at the discretion of the Company’s board of directors.

Item 9.01.	Exhibits

Set forth below is a list of Exhibits included as part of this Current Report:

3.1	Certificate of Designation of the Company’s Series C Preferred Stock
4.1	Form of Warrant
10.1	Securities Purchase Agreement
99.1	Press Release, announcing the completion of a private placement of $835,000 worth of preferred stock and warrants, dated August 18, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER EFFICIENCY CORPORATION

By:	/s/ John (BJ) Lackland
John (BJ) Lackland, CFO

Date: August 20, 2009